AMENDED AND RESTATED

PROMISSORY NOTE

$11,877,474.88	December 18, 2007

FOR VALUE RECEIVED, the undersigned, iSecureTrac Corp. ("iSecureTrac"), a Delaware corporation (herein called "Maker"), whose address is 5078 S. 111th Street, Omaha, Nebraska 68137, hereby promises to pay to the order of Crestpark LP, Inc., a Delaware corporation (herein sometimes called "Payee"), the principal sum of Eleven Million Eight Hundred Seventy-Seven Thousand, Four Hundred Seventy Four and 88/100 Dollars ($11,877,474.88), with interest on the unpaid balance thereof from date of advancement until maturity at the rate or rates hereinafter provided, both principal and interest payable as hereinafter provided in lawful money of the United States of America at the offices of Payee at c/o Sammons Corporation, 5949 Sherry Lane, Suite 1900, Dallas, Texas 75225, or at such other place as from time to time may be designated by the holder of this Note or in such other form as Payee may designate or consent.

As used in this Note, the following terms shall have the meanings indicated opposite them:

"Applicable Rate." The Applicable Rate shall be, with respect to the Floating Tranche, the Base Rate plus two percent (2%) per annum and with respect to the Fixed Tranche, seven percent (7%) per annum.

"Base Rate." The Base Rate used to determine each interest payment (and any interest payment in connection with prepayment of the outstanding principal balance of this Note as permitted below) shall be the prime rate (referred to under the heading “Money Rates”) as published by The Wall Street Journal on the date of the preceding payment of interest (or, if none, on the date of this Note).

"Default Rate." The Default Rate shall be lesser of (a) the Maximum Rate and (b) the Applicable Rate plus two percent (2%) per annum.

"Fixed Tranche." A portion of the Loan in the original principal amount of $6,455,249.88.

"Floating Tranche." A portion of the Loan in the original principal amount of $5,422,225.00.

"Loan." The $11,877,474.88 loan to be made to Maker by Payee which is evidenced hereby.

"Maturity Date." The earlier of (i) July 1, 2010 or (ii) the first date on which Maker issues equity securities or arranges for additional indebtedness (other than trade indebtedness incurred in the ordinary course of its business) in a transaction or series of transactions which generates aggregate net proceeds to the Maker of not less than the then current principal amount under this Note plus all accrued but unpaid interest.

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"Maximum Rate." The maximum interest rate permitted under applicable law.

"Principal Amount." That portion of the Loan evidenced hereby as is from time to time outstanding.

Maker shall have the right to prepay this Note, in whole or in part, without premium or penalty upon written notice thereof given to Payee at least five (5) days prior to the date to be fixed therein for prepayment, and upon the payment of all accrued and unpaid interest on the amount prepaid (and any interest which has accrued at the Applicable Rate, if applicable, and other sums that may be payable hereunder) to the date so fixed.

As herein provided the unpaid Principal Amount of this Note (or portions thereof) from time to time outstanding shall bear interest prior to maturity at the Applicable Rate, provided that in no event shall the Applicable Rate exceed the Maximum Rate.

The Principal Amount shall be due and payable on the Maturity Date.

Interest on each of the Floating Tranche and the Fixed Tranche under the Loan shall accrue and compound annually on each annual anniversary date of this Note. On each annual anniversary date, all accrued and unpaid interest shall be added to and considered part of the Principal Amount for the Floating Tranche and the Fixed Tranche, respectively.

With respect to the Floating Tranche, interest shall accrue and compound annually as set forth herein. The portion of the accrued interest that is attributable to the Base Rate shall be due and payable on the Maturity Date, and all remaining interest shall be due and payable in advance beginning on the effective date of this Note and continuing on the first day of each calendar month thereafter.

With respect to the Fixed Tranche, interest shall accrue and compound annually as set forth herein, and shall be due and payable on the Maturity Date.

All interest accruing under this Note shall be calculated on the basis of a 360-day year applied to the actual number of days in each month. The Maker shall make each payment which it owes hereunder not later than twelve o'clock, noon, Dallas, Texas time, on the date such payment becomes due and payable (or the date any voluntary prepayment is made), in immediately available funds. Any payment received by the Payee after such time will be deemed to have been made on the next following business day. As used herein, the term "business day" shall mean a day on which commercial banks are open for business with the public in Dallas, Texas.

Notwithstanding anything to the contrary contained in this Note, at the option of the holder of this Note and upon notice to the Maker at any time after the occurrence of a default hereunder, from and after such notice and during the continuance of such default, the unpaid principal of this Note from time to time outstanding and all past due interest shall, to the extent permitted by applicable law, bear interest at the Default Rate, provided that in no event shall such interest rate be more than the Maximum Rate.

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Payee and Maker intend in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Payee and Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate; neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. Payee, including each holder of this Note, expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the Principal Amount is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the amount of interest that would have accrued at the Maximum Rate, the Payee or other holder of this Note shall, at its option, either refund to Maker the amount of such excess or credit the amount of such excess against the Principal Amount and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Payee or any other holder of this Note shall contract for, charge or receive any amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums determined to constitute interest in excess of the amount of interest at the lawful rate shall, upon such determination, at the option of the Payee or other holder of this Note, be either immediately returned to Maker or credited against the Principal Amount, in which even any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, Maker acknowledges that it believes the Loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that the Loan is in fact usurious, it will give the Payee or other holder of this Note notice of such condition and Maker agrees that the Payee or other holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term "applicable law" as used in this Note shall mean the laws of the state of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Maker and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to the Payee or other holder of this Note in addition to the principal and interest due and payable hereon reasonable attorneys' and collection fees.

Maker and all endorsers, guarantors and sureties of this Note and all other persons obligated or to become obligated on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

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The Maker hereby unconditionally and irrevocably remises, acquits, and fully and forever releases and discharges the Payee and all respective affiliates and subsidiaries of the Payee, its officers, servants, employees, agents, predecessors, attorneys, advisors, parents, subsidiaries, equity interest holders, loan participants, principals, directors and shareholders, and its heirs, legal representatives, successors and assigns (collectively, the "Released Lender Parties") from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities (collectively, the "Maker Claims") of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which the Debtor ever had or now has against the Released Lender Parties which may have arisen at any time on or prior to the date of this Agreement and which were in any manner related to this Note or any other documents related thereto or the enforcement or attempted enforcement by the Payee of rights, remedies or recourses related thereto. The Maker covenants and agree never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Released Lender Parties any action or other proceeding based upon any of the Maker Claims which may have arisen at any time on or prior to the date of this Note and were in any manner related to this Note or any other document related thereto.

THIS NOTE AND THE PARTIES' RIGHTS AND OBLIGATIONS HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO TEXAS' PRINCIPLES OF CONFLICTS OF LAW) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN SUCH STATE. MAKER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS, TEXAS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND MAKER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY TEXAS OR FEDERAL COURT SITTING IN DALLAS, TEXAS (OR SUCH OTHER COUNTY IN TEXAS) MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO MAKER AT THE ADDRESS OF MAKER CONTAINED HEREIN, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

MAKER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE HOLDER OF THIS NOTE IN CONNECTION WITH THE LOAN, ANY AND EVERY RIGHT IT MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) A TRIAL BY JURY, (III) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COMPULSORY COUNTERCLAIM, AND (IV) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. Nothing herein contained shall prevent or prohibit Maker from instituting or maintaining a separate action against the holder of this Note with respect to any asserted claim.

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NO ORAL AGREEMENTS. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS RELATED THERETO EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE. THE PROVISIONS OF THIS NOTE AND THE LOAN DOCUMENTS RELATED THERETO MAY BE AMENDED OR REVISED ONLY BY A WRITTEN INSTRUMENT SIGNED BY THE MAKER AND PAYEE.

This Note amends, restates and replaces that certain Promissory Note dated as of October 29, 2007, in the original principal amount of $8,491,863.90 executed by Maker in favor of Payee.

Signed as of the 18th day of December, 2007.

MAKER: ISECURETRAC CORP., a Delaware corporation

By:	/s/ Peter A. Michel
Name:	Peter A. Michel
Its:	CEO
Federal ID#: 87-0347787

AMENDED AND RESTATED PROMISSORY NOTE - Signature Page